SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT

                     Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 30, 1998

                 WESTERN TECHNOLOGY & RESEARCH, INC.
      (Exact name of registrant as specified in its charter)


     Wyoming                0-22597               83-0273780
     (State or other      (Commission          (IRS Employer
     jurisdiction of      File Number)       Identification No.)
     Formation)



            801 East A Street, Casper, Wyoming 82601
        (Address of principal executive offices (Zip Code)



Registrant's telephone number, including area code (307) 234-5310



        (Former name or former address, if changes since last report)

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Item 5.  Other Events.

     As of December 30, 1998, Western Technology & Research, Inc. (the "Company"), Cimnet, Inc. ("Cimnet") and Cimnet Acquisition Corp. ("MergerSub") entered into an Agreement and Plan of Merger, pursuant to which MergerSub will merge with and into Cimnet (the "Merger"). As a result of the Merger, (i) Cimnet will become a wholly owned subsidiary of the Company, (ii) the Company will issue to the stockholders of the Cimnet an aggregate of 4,430,000 shares of Company common stock giving the present stockholders of Cimnet approximately 86% of the total shares of common stock outstanding, and (iii) a new board of directors will be elected consisting of John D. Richardson, David Birk and Andrew Roosevelt. The closing of the Merger is subject to the satisfaction of certain conditions, including the mailing by the Company of an Information Statement pursuant to Rule 14f-1 promulgated under the Securities and Exchange Act of 1934, as amended.

     In light of the fact that the Company does not have a business or assets, the Company is presently considered a shell corporation. Following the closing of the Merger, the Company's sole business will be the operations of Cimnet. Cimnet is engaged in the development, marketing, and sale of computer hardware and software for the manufacturing industry. Cimnet's software, sold under the CIMNET brand name, is a manufacturing execution system for discrete manufacturers, which enable factories to monitor work flows on a real-time basis, ultimately becoming "paperless
factories."   These software and hardware products enable
manufacturers to gather and display information about the manufacturing process and permits workers to interact and control that process. As a result, customers reduce operating costs and enhance product quality by providing real-time information throughout the manufacturing enterprise.

     The Company anticipates mailing the Information Statement in the near future and closing on the Merger shortly thereafter.

Item 7.  Financial Statements, Pro Forma Information and Exhibits.

     Financial Statements required under this Item 7 will be filed upon completion, but not later than sixty (60) days from the date this report is required to be filed.

     (c)  Exhibits included herewith:

     Exhibit 2.1 Agreement and Plan of Merger dated as of December 30, 1998 among the Company, Cimnet and MergerSub.

                            SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.


                         WESTERN TECHNOLOGY & RESEARCH, INC.



                         By:      /S/   Zenith S. Merritt
                              Zenith S. Merritt, President

Dated:  January 26, 1999